Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Robert D. Kennedy,

has authorized and designated Richard H. Irving, III and Calvin E.

Jenness, signing singly, as the undersigned's true and lawful attorney-in-fact to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and

Exchange Commission as a result of the undersigned's

ownership of or transactions in securities of Blount International,

Inc.  The authority of Robert D. Kennedy under this Statement shall continue until the undersigned is no longer required to file

Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Blount International, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Robert D.

Kennedy is not assuming any of the undersigned's

responsibilities to comply with Section 16 of the Securities

Exchange Act of 1934.

Date:  December 13, 2004

s/ Robert D. Kennedy

Robert D. Kennedy